Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 2007 with respect to the consolidated balance sheet of The Bank Holdings and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended appearing in the Annual Report on Form 10-K of The Bank Holdings and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Moss Adams LLP

Stockton, California

October 19, 2007